Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Wintrust Financial Corporation and Proxy Statement of HPK Financial Corporation for the registration of 600,000 shares of the common stock of Wintrust Financial Corporation and to the incorporation by reference therein of our reports dated February 29, 2012, with respect to the consolidated financial statements of Wintrust Financial Corporation, and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chicago, Illinois

October 17, 2012